Exhibit 99.1

CONTACT: WILLIAM D. LOWE

SENIOR VICE PRESIDENT &

PRINCIPAL FINANCIAL AND

ACCOUNTING OFFICER

HERBALIFE INTERNATIONAL, INC.

(310) 410-9600

FOR IMMEDIATE RELEASE

WH HOLDINGS (CAYMAN ISLANDS) LTD. ANNOUNCES
PRIVATE OFFERING OF UP TO $275,000,000 NEW SEVEN-YEAR NOTES

LOS ANGELES, CALIFORNIA – FEBRUARY 23, 2004 - WH Holdings (Cayman Islands) Ltd. (the “Company”) announced today that it currently intends, subject to market and other customary conditions, to privately offer pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), up to $275,000,000 aggregate principal amount of the Company’s new seven-year notes (with an interest rate to be determined by market conditions).  The Company intends to use the proceeds of the notes, together with available cash, to complete a recapitalization of the Company, which would consist of (i) the redemption of all of the Company’s outstanding 12% Series A Cumulative Convertible Preferred Shares, including Preferred Shares expected to be issued upon the exercise of all outstanding warrants to purchase the Company’s Preferred Shares; (ii) the purchase of all of the Company’s outstanding 15.5% Senior Notes due 2011; (iii) the reduction of outstanding amounts under Herbalife International, Inc.’s senior credit facilities; and (iv) the payment of related fees and expenses.  The Company expects to complete the transaction in March 2004.

The notes would be sold only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S of the Securities Act.  The notes have not been and will not be registered under the Securities Act or under the securities laws of any jurisdiction, and, unless so registered under the Securities Act, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws or the securities laws of other jurisdictions. This release does not constitute an offer, offer to sell, or solicitation of an offer to buy any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.